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                                                                    Exhibit 99.2

Press Release                                                Source: Dynegy Inc.

Dynegy Dismisses Six Employees, Will Discipline Seven Others for Violations of Company Policies

HOUSTON--(BUSINESS WIRE)--Oct. 18, 2002--Dynegy Inc. (NYSE:DYN - News) today dismissed six employees and will discipline seven others in its natural gas trading business for violations of company policies. The violations were related to Dynegy's previously disclosed finding that employees in its marketing and trading business provided inaccurate information regarding natural gas trades to various energy industry publications that compile and report index prices. The disciplinary actions were taken as a result of an ongoing investigation conducted by the Audit and Compliance committee of Dynegy's Board of Directors and in collaboration with independent counsel.

"Our Code of Business Conduct represents a commitment from all employees that they will conduct themselves in an ethical and responsible manner," said Dan Dienstbier, chairman and interim chief executive officer of Dynegy Inc. "It is our practice to investigate any possible violation fully and take the appropriate corrective actions to maintain the integrity of our workplace."

Dynegy discovered the inaccuracies during an internal review of its trading activities, which is being conducted as part of an ongoing Commodity Futures Trading Commission investigation. In connection with the investigation, the company also has relieved a corporate compliance officer of his responsibilities.

In response to its findings, the company has instituted measures that will ensure the office of the chief risk officer verifies all price information provided to industry publications. Dynegy will resume its practice of reporting price information to industry publications in the near future.

Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids, regulated energy delivery and communications. Through these business units, the company serves customers by delivering value-added solutions to meet their energy and communications needs.